Exhibit 5.1

August 1, 2019

Aeterna Zentaris Inc.

315 Sigma Drive

Summerville, South Carolina 29486

Dear Sirs/Mesdames:

This opinion is furnished to Aeterna Zentaris Inc. (“Aeterna Zentaris” or the “Company”), a corporation incorporated under the federal laws of Canada, in connection with the Registration Statement on Form F-3 (the “Registration Statement”), filed by Aeterna Zentaris with the United States Securities and Exchange Commission on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers the issuance and sale of up to US$45,000,000 of the Company’s common shares (“Common Shares”), rights to purchase Common Shares under the Company’s shareholder rights plan dated May 8, 2019 (“Rights”), preferred shares (“Preferred Shares”, together with the Common Shares, the “Shares”), warrants to purchase Shares (“Warrants”), and units (“Units”), which are comprised of one or more Securities (as defined below) in any combination, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act:

The Shares, Rights, Warrants, and Units are collectively referred to herein as the “Securities.” The Registration Statement includes a prospectus (the “Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Warrants may be issued under a separate warrant indenture (a “Warrant Indenture”) or warrant agency agreement (a “Warrant Agreement”) to be entered into between the Company and either (i) the holder or beneficial owner or (ii) a warrant agent. The Units may be issued under a written unit agreement (“Unit Agreement”) to be entered into between the Company and either (i) the holder or beneficial owner or (ii) a unit agent. Warrant Indentures, Warrant Agreements and Unit Agreements are referred to herein collectively as “Governing Documents”.

As counsel to Aeterna Zentaris, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)                                 the Registration Statement;

(b)                                 the restated articles of incorporation, articles of amendment and by-laws of Aeterna Zentaris;

(c)                                  the shareholder rights plan between the Company and Computershare Trust Company of Canada dated May 8, 2019; and

(d)                                 a Certificate of Compliance dated August 1, 2019 issued by Corporations Canada pertaining to Aeterna Zentaris.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Aeterna Zentaris and have not performed any independent check or verification of such factual matters.

Our opinion has been prepared for your use in connection with the Registration Statement is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Our opinions set forth below are limited to the laws of the Province of Ontario, the Province of Quebec (in reference to the Rights) and the federal laws of Canada applicable therein.

In examining all documents and in providing our opinions expressed herein, we have assumed that:

(a)                                 all individuals had the requisite legal capacity;

(b)                                 all signatures are genuine;

(c)                                  all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals; and

(d)                                 all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate.

(e)                                  the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded;

(f)                                   an appropriate Prospectus Supplement with respect to the offered Securities will have been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(g)                                  all Securities will be offered, issued and sold in compliance with applicable United States federal and state securities law and in the manner stated in the Registration Statement, the Prospectus and the appropriate Prospectus Supplement;

(h)                                 if the offered Securities are to be sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto;

(i)                                     at the time of any offering or sale of any Shares, Rights, Warrants or Units exercisable, exchangeable or convertible into Shares, in whole or in part, (together, “Convertible Securities”) and as of the date of the issuance of any Shares issuable upon exercise of any Convertible Securities, there will be sufficient Shares authorized and unissued under the Company’s then operative constating documents and not otherwise reserved for issuance;

(j)                                    any Shares issuable upon exercise of offered Convertible Securities will have been duly authorized, created and reserved for issuance upon such exercise;

(k)                                 at the time of the issuance of any Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Securities and to execute and deliver any applicable Governing Document;

(l)                                     any applicable Governing Document will have been duly authorized, executed and delivered by the parties thereto (other than the Company), as applicable, and constitutes legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with its terms;

(m)                             any Governing Document will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein;

(n)                                 the terms of the offered Securities and of their issuance and sale have been duly established in conformity with the Company’s constating documents, so as not to violate any applicable law or Governing Document, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the parties (other than the Company) to a Governing Document, as applicable; and

(o)                                 the offered Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Company’s constating documents, applicable law, applicable Governing Documents, if any, and the Authorizing Resolutions (as defined below).

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

1.              when (i) all requisite corporate action, including the adoption of appropriate resolutions of the board of directors of the Company or a duly authorized committee thereof (the “Authorizing Resolutions”), has been taken by the Company to authorize the issuance of any Shares (and the associated Rights) and the consideration to be received therefor, and (ii) certificates evidencing such Shares have been duly executed, countersigned, issued and delivered, against payment therefor of the consideration specified in such Authorizing Resolutions, in the manner described in such Authorizing Resolutions, such Shares (together with the associated Rights) will be validly issued as fully paid and non-assessable;

2.              when (i) all requisite corporate action, including the adoption of Authorizing Resolutions, has been taken by the Company to establish the terms of and to authorize the issuance of any series of Warrants and the consideration to be received therefor and to authorize the Governing Document relating thereto; (ii) all actions described in paragraph (a) above with respect to the Shares issuable upon the exercise of such Warrants have been taken; and (iii) the applicable Governing Document has been duly executed and delivered by the parties thereto and certificates evidencing such Warrants have been duly executed, countersigned, issued and delivered, against payment therefor of the consideration specified in such Authorizing Resolutions, in accordance with the applicable Governing Document and in the manner described in such Authorizing Resolutions, such Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

3.              when (i) all requisite corporate action, including the adoption of Authorizing Resolutions, has been taken by the Company to establish the terms of and to authorize the issuance of any Units and the consideration to be received therefor and to authorize the Governing Document relating thereto; (ii) all actions described in paragraph (a) and/or (b) above, as applicable, with respect to the issuance of Shares and/or Warrants in connection with such Units have been taken; and (iii) the applicable Governing Document has been duly executed and delivered by the parties thereto and certificates evidencing such Units have been duly executed, countersigned, issued and delivered, against payment therefor of the consideration specified in such Authorizing Resolutions, in accordance with the applicable Governing Document and in the manner described in such Authorizing Resolutions, such Units will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.              pursuant to its shareholder rights plan agreement dated May 8, 2019, the Rights are a binding obligation of Aeterna Zentaris under the laws of the Province of Quebec and the laws of Canada applicable therein, being the governing law applicable to such shareholder rights plan agreement.

The foregoing opinions are subject to the following qualifications and limitations:

(a)                                 where our opinion refers to Securities to be issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has or will be paid or provided and no opinion is expressed as to the adequacy of any such consideration paid or provided;

(b)                                 the enforceability of the Governing Documents may be limited by bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditors’ rights;

(c)                                  a court may exercise discretion in the granting of equitable remedies such as specific performance and injunction;

(d)                                 the discretion that a court may reserve to itself to decline to hear an action if it is not the proper forum to hear the action or if concurrent proceedings are being brought elsewhere;

(e)                                  we express no opinion as to the enforceability of any term providing for the severance of illegal or unenforceable provisions from the remaining provisions of an agreement;

(f)                                   we express no opinion as to the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, fraudulent or involve wilful misconduct or gross negligence;

(g)                                  any provision that provides for interest to be paid at a higher rate after than before default, that provides for a forfeiture of a deposit or any other property or that provides for a particular calculation of damages upon breach may not be enforceable if it is interpreted by a court to be a penalty or if the court determines that relief from forfeiture is appropriate;

(h)                                 a court may decline to enforce rights of indemnification or contribution to the extent that they directly or indirectly relate to (i) liabilities imposed by law on the indemnified party for which it would be contrary to public policy or public order to require indemnification by the indemnifying party, (ii) liabilities for non-Canadian taxes or (iii) fraud, wilful misconduct or gross negligence;

(i)                                     we express no opinion as to the enforceability by or against a person who is not a party to the Governing Document of any provision in the Governing Document which purports to bind or affect or confer a benefit upon that person;

(j)                                    we express no opinion as to the enforceability of any provision of a Governing Document that is inconsistent with any provision of any other Governing Document except, where that inconsistency is addressed by a paramountcy clause, the paramountcy clause would be enforceable;

(k)                                 the enforceability of Governing Documents is subject to the limitations contained in the Limitations Act, 2002 (Ontario); and

(l)                                     we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act or any other privacy laws.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement or the Securities.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP